Exhibit 4.1

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is entered into by and between Casa Shares Assets, LLC, a Delaware series limited liability company (the “Company”), acting for itself and/or on behalf of the applicable Series, as applicable, and the subscriber (the “Subscriber”) identified in the Subscriber Information provided through the Casa Shares Platform (the “Platform”).

1. Offerings; Investment Election; Governing Documents

1.1 Offerings Covered by this Agreement

The Company offers limited liability company interests in one or more designated series of the Company pursuant to an offering statement qualified under Tier 2 of Regulation A, together with the applicable offering circular, any supplements, exhibits, and documents incorporated by reference therein (collectively, the “Offering Circular”). This Agreement governs either: (a) the Subscriber’s subscription for interests of a specific series of the Company (a “Specific Series Investment”), or (b) the Subscriber’s enrollment in the Company’s Recurring Investment Program made available through the Platform, as selected by Subscriber in the Subscriber Information.

The Subscriber understands that a Specific Series Investment relates only to the Selected Series and not to the Company generally, any other series, the Manager, the Platform, or any property except through the Selected Series, and that Recurring Investments will be made in sequential order based on the date in which the Offering Circulars for the series were qualified by the SEC, one series at a time until that series is fully subscribed, and is not an investment in the Company generally, any series other than the series subject to the Recurring Investment, the Manager, the Platform, or any property except as allocated pursuant to the terms of the recurring Investment Program. By entering into this Agreement, the Subscriber elects, through this Agreement and/or through the Platform, one of the following investment paths:

1.2 Investment Election

By entering into this Agreement, the Subscriber elects to make the Specific Series Investment or Recurring Investment as selected by the Subscriber in the Subscriber Information.

1.3 Operating Agreement

Any accepted investment shall be subject to the limited liability company agreement of the Company, together with the applicable series designation and any amendments thereto (collectively, the “Operating Agreement”). Upon acceptance of an investment and issuance of interests, the Subscriber agrees to become bound by the Operating Agreement and series designations applicable to such investment as though the Subscriber were an original signatory thereto.

2. Definitions

For purposes of this Agreement:

● “Applicable Investment” means the Specific Series Investment or the Recurring Investment Program election, as applicable.

● “Closing” means the acceptance of an investment by the Company, including through the Manager acting in its capacity as the Company’s manager or administrative/service provider, and, where applicable, the issuance of interests and release of funds from escrow.

● “Interests” means the limited liability company interests of a Series offered under the Offering Circular.

● “Escrow Account” means the non-interest-bearing escrow account or comparable holding arrangement established for pending subscriptions.

● “Subscriber Information” means all information provided, submitted, confirmed, updated, maintained, or otherwise associated with the Subscriber through the Platform in connection with this Agreement, any Subscriber Election, Subscriber Qualification process, payment authorization, tax certification, suitability or eligibility review, and related account activity, including, without limitation, the Subscriber’s legal identity, contact information, residence or principal place of business, tax information, Subscriber Qualification-related responses, Regulation A investment-limit information, Subscriber Election, Selected Series for a Specific Series Investment, Subscription Amount, recurring settings for the Recurring Investment Program, if applicable, payment method, payment and funding instructions, related representations, certifications, acknowledgments, confirmations, consents, and electronic signature or assent, and any updates or confirmations.

● “Manager” means Casa Shares, Inc., in its capacity as manager of the Company and/or as an administrative or service provider in connection with the Platform, subscription processing, escrow coordination, Closings, subscriber records, and related matters.

● “Platform” means www.casashares.com and any related web-based, mobile, or other investment interface made available by or on behalf of the Company or the Manager in its capacity as the Company’s manager or administrative/service provider.

● “Program Investment Date” means each date on which a Recurring Investment is processed or deemed submitted for purchase under the Recurring Investment Program.

● “Qualified Purchaser” has the meaning used in Regulation A.

● “Recurring Investment” means each automatic periodic purchase made pursuant to the Subscriber’s enrollment in the Recurring Investment Program.

● “Selected Series” means the series reflected in the Subscriber Information as chosen by the Subscriber through the Platform for a Specific Series Investment.

● “Subscription Amount” means the dollar amount reflected in the Subscriber Information as authorized by the Subscriber for the Applicable Investment, including the recurring amount for the Recurring Investment Program, as applicable.

4. Subscriber Information

4.1 Incorporation and Effect of Subscriber Information

The Subscriber agrees that all Subscriber Information is incorporated by reference into and made part of this Agreement as though fully set forth in this Agreement and determines the Subscriber’s identity, Subscriber Election, Selected Series, if applicable, Subscription Amount, recurring settings, if applicable, payment method, related representations, certifications, acknowledgments, confirmations, consents, and electronic signature or assent. The Subscriber acknowledges and agrees that the Subscriber opens an account, provides Subscriber Information, and completes this Agreement through the Platform; that the Platform may pre-populate this Agreement and related certifications using Subscriber Information; and that the Company, the applicable Series, the Manager, and their respective service providers may rely on Subscriber Information for all purposes related to the offering, Subscriber Qualification, anti-money laundering review, escrow, closing, subscriber records, tax reporting, and ongoing compliance.

7. Subscription, Payment, Escrow, and Acceptance

7.1 Specific Series Investment

If the Subscriber elects a Specific Series Investment, the Subscriber irrevocably offers to subscribe for the number of Interests, or the dollar amount of Interests, for the Selected Series shown in the Subscriber Information and on the applicable transaction summary presented through the Platform, at the price and on the terms disclosed for that Series in the Offering Circular and selected in the Subscriber Information.

7.2 Recurring Investment Program

If the Subscriber elects the Recurring Investment Program, the Subscriber requests enrollment in the Program and authorizes the Company, the Manager, and their payment and escrow providers to initiate the recurring debits, wallet transfers, or other approved funding instructions reflected in the Subscriber Information as the payment mechanism for the Recurring Investment Program; Recurring Investments will be made only when eligible, qualified Series Interests are available for offer and sale under the Program.

7.3 Payment and Funding Through the Platform

The Subscriber shall provide payment instructions, bank information, wallet instructions, or other approved funding details through the Platform as part of the Subscriber Information. The Subscriber authorizes the Company, the Manager, and their designated processors to debit, charge, transfer, or otherwise collect the Subscription Amount in accordance with the Subscriber Information and the Platform instructions.

7.4 Escrow for Pending Investments

To the extent required by applicable law or the Company’s offering procedures, subscription funds for a Specific Series Investment, and any Recurring Investment pending acceptance, may be placed in an Escrow Account or similar pending settlement account.

7.5 Acceptance and Rejection

The Company reserves the right, in its sole discretion and to the fullest extent permitted by law, to accept or reject any subscription, enrollment, or investment request, in whole or in part, for any reason or no reason, including through the Manager. A completed subscription request may be accepted or rejected within 30 days after receipt by the Company or the applicable Series, subject to applicable law, administrative processing, Subscriber Qualification review, and compliance procedures. If any subscription or investment request is rejected in whole, the rejected funds will be returned, or the related funding authorization will be cancelled or reversed, without interest and less only such deductions as may be required by law or imposed by the payment network for chargebacks, reversals, or unauthorized payment activity. For a Specific Series Investment, the Subscriber becomes a member of the applicable Series only upon acceptance of the subscription by the Company and issuance of the applicable Interests. Neither the Company nor any Series has any obligation to the Subscriber with respect to any proposed investment until acceptance in accordance with this Agreement and the applicable offering procedures.

8. Terms Applicable to All Investments

8.1 Review of Offering Materials and Risk Acknowledgment

The Subscriber acknowledges that the Subscriber has received access through the Platform to this Agreement, the Offering Circular, the Operating Agreement, the Subscriber Qualification materials, and such additional information as the Subscriber considers necessary to make an investment decision.

The Subscriber understands and acknowledges that:

●	an investment in any Series involves a high degree of risk;

●	the Interests are speculative, illiquid, and may result in the loss of the Subscriber’s entire investment;

●	no public market for the Interests may develop; and

8.2 Regulation A / Qualified Purchaser / Investment-Limit Representation

The Subscriber represents that, as of the date of execution and as of each Closing:

1.	the Subscriber is a Qualified Purchaser within the meaning of Regulation A;

2.	the Subscriber has truthfully completed the Subscriber Qualification and attestation process through the Platform;

3.	the Subscriber will provide such additional information and supporting documentation as the Company, the Manager, the broker, or their agents reasonably request in order to confirm the Subscriber’s eligibility, qualification, and compliance with applicable investment limits.

4.	if the Subscriber elects the Recurring Investment Program, the aggregate value of all of the Subscriber’s Recurring Investments during any twelve (12) month period will not exceed the investment limits applicable to the Subscriber under Rule 251(d)(2)(i)(C) of Regulation A, and the Subscriber agrees to confirm, when requested by the Company through the Platform, this representation.

8.3 Reliance on Subscriber Information

The Subscriber acknowledges that the Company, including through the Manager, is relying on the Subscriber Information, this Agreement, and the Subscriber’s related representations, certifications, consents, acknowledgments, and confirmations in determining whether the offer and sale of Interests may be made in reliance on exemptions under federal and state securities laws.

8.4 No Reliance; Independent Evaluation

In making an investment decision, the Subscriber has relied solely upon:

●	the Offering Circular,

●	the Operating Agreement,

●	this Agreement,

●	the Subscriber Information as confirmed by the Subscriber, and

●	the advice of the Subscriber’s own legal, tax, accounting, financial, and other advisers, as the Subscriber deems appropriate. The Subscriber has not relied on any oral statement, projection, marketing summary, social media content, forward-looking estimate, or extra-contractual representation not expressly contained in the foregoing materials.

8.5 Authority and Capacity

The Subscriber represents that:

●	if an entity, the Subscriber is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and has full power to execute, deliver, and perform this Agreement;

●	if signing in a fiduciary, representative, or nominee capacity, the signatory has full authority to bind the represented person or entity; and

●	this Agreement constitutes a legal, valid, and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, subject to bankruptcy and equitable principles.

8.6 U.S. Person Status

The Subscriber represents that the Subscriber is a U.S. person within the meaning represented in the Subscriber Qualification and tax certification process completed through the Platform, unless the Company expressly permits investment by a non-U.S. subscriber under separate procedures and disclosures.

8.7 Accuracy and Updating Covenant

All Subscriber Information and all representations, warranties, certifications, and acknowledgments made by the Subscriber are true, complete, and correct as of the date given.

8.8 OFAC, AML, and Source of Funds

The Subscriber represents that:

●	the funds used for any investment are not derived from unlawful activity;

●	neither the Subscriber nor, to the Subscriber’s knowledge, any beneficial owner, controlling person, affiliated person, or person for whom the Subscriber is acting is the subject of sanctions administered by the United States, including the Office of Foreign Assets Control;

The Subscriber understands that the Company, the Manager, the broker, escrow provider, or payment processor may freeze, reject, reverse, or report a transaction if they believe doing so is necessary or appropriate to comply with law.

8.9 Benefit Plan / ERISA Representation

The Subscriber shall provide through the Platform, as part of the Subscriber Information, such retirement-plan, ERISA, or benefit-plan status information as the Company, including through the Manager, may require and represents that such information is accurate. The Company may reject any investment that could create adverse plan-asset, prohibited transaction, or similar regulatory consequences, including through the Manager.

8.10 Adequate Information and Sophistication

8.11 Platform-Based Qualification and Attestation

8.12 Tax Certification

The Subscriber agrees to complete any required IRS Form W-9, Form W-8, substitute tax certification, backup withholding certification, or similar tax form through the Platform or by other means requested by the Company. The Subscriber authorizes the Company and its agents to rely on that certification for tax reporting and withholding purposes.

8.13 Privacy and Data Use

The Subscriber acknowledges that Subscriber Information will be collected, used, stored, disclosed, and processed in accordance with the Platform Privacy Policy and as otherwise permitted by law and this Agreement, including for regulatory review, escrow processing, broker review, subscriber verification, tax reporting, communications, servicing, and recordkeeping.

8.14 Electronic Delivery and Signatures

The Subscriber consents to:

●	electronic execution of this Agreement and related records;

●	delivery through the Platform, email, account dashboard, or other electronic means of this Agreement, the Offering Circular, supplements, notices, tax forms, reports, statements, and other communications; and

●	retention of electronic records as originals.

8.15 Subscription Is Personal to Subscriber

Any accepted investment will be issued only in the name of the Subscriber identified in the Subscriber Information unless the Company approves otherwise, including through the Manager.

9. Additional Terms Applicable Only to the Recurring Investment Program

This Section 9 applies only if the Subscriber elects enrollment in the Recurring Investment Program as reflected in the Subscriber Information.

9.1 Program Eligibility and Enrollment

Participation in the Recurring Investment Program is available only to subscribers whom the Company, including through the Manager, determines are eligible through the Subscriber Information, the Platform, and applicable compliance procedures. In connection with enrollment and each Recurring Investment, the Company, including through the Manager, will make the then-current offering statement (including the Offering Circular) available to the Subscriber via a hyperlink to the Subscriber’s portal on the Platform prior to or at the time of each such investment, and, where applicable, following each sale. Each Recurring Investment will be effected on a deemed-acceptance and no-objection basis, meaning that unless the Subscriber affirmatively cancels or terminates participation in the Recurring Investment Program through the Platform before such Recurring Investment is made, the Subscriber will be deemed to have consented to, accepted, and agreed to proceed with, such Recurring Investment. The Subscriber’s acceptance of (or failure to cancel or terminate before) each Recurring Investment will be deemed a re-representation by the Subscriber that all representations, warranties, certifications, and acknowledgments made in this Agreement and the Subscriber Information remain true, complete, and correct as of that date, and that such investment complies with the applicable investment limits under Regulation A. The Recurring Investment Program consists of two distinct elements: recurring payments made by the Subscriber and recurring investments in, and issuances of, Series Interests. If no eligible, qualified Series is available for offer and sale, or if the Company ceases to be eligible to offer and sell securities pursuant to Regulation A, no Recurring Investment offers or sales will be made, and the recurring payment element will be suspended and held in abeyance for a period not to exceed one hundred twenty (120) days. If no eligible Series becomes available within that 120-day period, the recurring payment element will be terminated. If an eligible Series becomes available and the Company is again eligible to offer and sell such Series pursuant to Regulation A in such 120-day period, the Company, including through the Manager, will make the then-current offering statement (including the Offering Circular) for the newly qualified Series available to the Subscriber via a hyperlink to the Subscriber’s portal on the Platform, and the Subscriber will be afforded a period to opt out before any Recurring Investment is made. If the Subscriber does not opt out or terminate participation through the Platform during that period, the Subscriber will be deemed to have consented to and accepted the then-current offering statement and to have agreed to proceed with the applicable Recurring Investment, the suspension of the recurring payment element will be lifted, and Recurring Investments will resume.

To enroll, the Subscriber must:

●	complete and submit this Agreement through the Platform for the Program as reflected in the Subscriber Information;

●	provide, confirm, or update all required Subscriber Information;

●	authorize an approved recurring funding method as reflected in the Subscriber Information; and

9.2 Recurring Payments; Recurring Investments

The Subscriber authorizes the Company, the Manager, and their service providers to initiate recurring payments and related funding instructions in the recurring amount, frequency, start date, and payment method reflected in the Subscriber Information, with Recurring Investments to be made only as provided in this Section 9 and subject to:

●	the Subscriber’s continued eligibility,

●	availability of Series offerings under the Program,

●	successful payment processing,

●	acceptance by the Company, including through the Manager.

9.3 No Subscriber Selection of Specific Series

The Subscriber understands and agrees that a Program participant does not select a specific Series for any Recurring Investment.

Instead, each Recurring Investment will be allocated automatically in accordance with the allocation methodology described in the then-current Offering Circular, Program disclosures, and related Platform materials.

9.4 Automatic Allocation Methodology

The Subscriber authorizes the Company, including through the Manager, to allocate each Recurring Investment among one or more eligible Series pursuant to the allocation methodology then in effect for the Program.

The Subscriber acknowledges that:

●	the allocation methodology may consider factors disclosed in the Offering Circular or on the Platform;

●	the allocation methodology may change from time to time to the extent permitted by applicable law and disclosed through updated Program terms or offering materials; and

●	the Subscriber’s rights attach only to the Interests actually issued for a given Recurring Investment after allocation and acceptance.

9.5 Re-Made Representations

The Subscriber agrees that each representation, warranty, certification, acknowledgment, and covenant made in this Agreement, in the Subscriber Information, and in any related tax or Subscriber Qualification materials shall be deemed re-made by the Subscriber:

●	on the date of initial Program enrollment,

●	on each Program Investment Date,

●	on each Closing for a Recurring Investment.

If any such statement is no longer true, the Subscriber must promptly update the Subscriber Information and the Company, including through the Manager, may suspend, reject, or terminate Program participation.

9.6 Continuing Authorization; Changes by Subscriber

The Subscriber may request changes to the recurring amount, frequency, start date, payment method, or similar Program settings only through the Platform or through another process expressly authorized by the Company, and any accepted changes will be reflected in the Subscriber Information. The Subscriber may cancel or terminate participation in the Recurring Investment Program at any time through the Platform, without any minimum participation period or no-cancel period.

9.7 Suspension, Rejection, or Termination of Program Participation

The Company, including through the Manager, may suspend, reject, skip, reverse, or terminate any Recurring Investment or the Subscriber’s participation in the Program if:

●	the Subscriber is no longer eligible;

●	a payment authorization fails or is revoked;

●	the Subscriber Information is incomplete, inaccurate, or outdated;

●	compliance, legal, regulatory, operational, or escrow issues arise;

●	the Company, including through the Manager, determines in its discretion that continued participation is inadvisable.

9.8 Program Disclosures Control

The Subscriber acknowledges that the Program is subject to additional mechanics, operational limits, timing rules, and disclosures described in the then-current Offering Circular, Recurring Investment Terms, and Platform disclosures. To the extent not prohibited by law, those materials supplement this Agreement and govern Program operation.

10. Indemnification

The Subscriber shall indemnify and hold harmless the Company, each applicable Series, the Manager, the broker, the escrow provider, and each of their respective directors, officers, managers, members, employees, agents, affiliates, control persons, successors, and assigns from and against any losses, liabilities, claims, damages, costs, and expenses, including reasonable attorneys’ fees, arising out of or relating to:

●	any untrue statement, omission, or misleading information in the Subscriber Information;

●	any breach of this Agreement by the Subscriber;

●	any failed, reversed, unauthorized, or disputed payment initiated by or attributable to the Subscriber;

●	any false or inaccurate Subscriber Qualification, tax, AML, sanctions, or authority certification; or

●	any act or omission by the Subscriber in connection with an investment under this Agreement.

Nothing in this Section limits any rights the Subscriber may have under applicable federal or state securities laws.

11. Irrevocability; Binding Effect

This Agreement is binding upon the Subscriber and the Subscriber’s heirs, personal representatives, successors, and permitted assigns and inures to the benefit of the Company, the applicable Series, the Manager, and their respective successors and assigns.

If more than one person signs or is identified as Subscriber, their obligations are joint and several.

12. Transfer Restrictions and Assignability

This Agreement, and the rights and obligations under it, may not be assigned by the Subscriber without the prior written consent of the Company, including through the Manager.

Any transfer of Interests shall be subject to the Operating Agreement, the applicable Series designation, the Offering Circular, and applicable securities laws.

Any purported assignment in violation of this Section is void.

13. Amendments and Waivers

This Agreement may be amended only by a written instrument or electronic amendment adopted by the Company, including through the Manager, and accepted by the Subscriber to the extent such acceptance is required.

No waiver of any provision shall be effective unless made in writing by the party against whom the waiver is asserted.

The Subscriber acknowledges that updates to the Platform Terms, Privacy Policy, and Recurring Investment Terms may become effective in accordance with their terms, and continued use of the Platform or continued Program participation may constitute acceptance where so provided.

14. Governing Law; Venue

This Agreement, and any dispute arising out of or relating to this Agreement, the Offering Circular, the Operating Agreement, the Platform enrollment process, or the Applicable Investment, shall be governed by the internal laws of the State of New York, without regard to conflicts-of-law principles.

The Subscriber irrevocably submits to the non-exclusive jurisdiction of the state and federal courts located in New York, New York, and consents to service of process in any manner permitted by law.

15. Miscellaneous

15.1 Entire Agreement

This Agreement, together with the Subscriber Information incorporated by reference herein, the Subscriber Qualification and attestation materials, the tax certifications, the Operating Agreement, the Offering Circular, and the Platform Terms incorporated herein, constitutes the entire agreement between the Company, acting for itself and/or on behalf of the applicable Series, as applicable, and the Subscriber with respect to the subject matter hereof.

15.2 Survival

All representations, warranties, covenants, indemnities, and acknowledgments made by the Subscriber survive execution of this Agreement, acceptance or rejection of any investment, any Closing, and any termination of Program participation.

15.3 Severability

If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall continue in full force and effect to the fullest extent permitted by law.

15.4 Notices

Any notice to the Subscriber may be given through the Platform, by email, or by any other electronic means permitted under the Platform Terms. Notices to the Company shall be given through the contact process identified on the Platform unless the Company specifies another method.

15.5 Headings

Headings are for convenience only and do not affect interpretation.

15.6 Counterparts

This Agreement may be executed in any number of counterparts, including by electronic signature, click-through acceptance, or other electronic method, each of which is deemed an original and all of which together constitute one instrument.

16. Subscriber Signature and Adoption of Subscriber Information

By signing below electronically through the Platform, the Subscriber:

●	confirms the Subscriber’s identity, Subscriber Election, Selected Series, if applicable, Subscription Amount, recurring settings, if applicable, payment method, related representations, certifications, acknowledgments, confirmations, consents, electronic signature, and assent reflected in the Subscriber Information;

●	adopts all Subscriber Information as true, complete, incorporated by reference into, and made part of this Agreement as though fully set forth herein;

●	agrees to the terms of this Agreement;

●	agrees to be bound by the Operating Agreement applicable to any accepted investment;

●	consents to electronic delivery and electronic signatures; and

●	agrees to be bound by the Platform Terms, Privacy Policy, and, if applicable, Recurring Investment Terms then in effect on the Platform.

17. Company Acceptance

This Agreement shall become effective only upon acceptance by the Company, including through the Manager.